Exhibit 8.1

May 18, 2010

Waste Services, Inc.

122 International Blvd., Suite 601

Burlington, Ontario , Canada L7L 6Z8

Re:	Amendment No. 3 to Form F-4 Registration Statement Under the Securities Act of 1933 of IESI-BFC Ltd. (Registration Statement No. 333-164402) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Waste Services, Inc., a Delaware corporation (“WSI”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2009 by and among IESI-BFC Ltd., a corporation amalgamated under the laws of Ontario (“IESI-BFC”), IESI-BFC Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IESI-BFC (“Merger Sub”), and WSI, pursuant to which Merger Sub will be merged with and into WSI, with WSI to be the surviving corporation and a direct, wholly-owned subsidiary of IESI-BFC (the “Merger”), and in connection with the filing with the Securities and Exchange Commission of the Registration Statement, which includes a proxy statement of WSI and a prospectus of IESI-BFC, each as amended or supplemented through the date hereof. Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, and such other agreements and other documents as we have deemed relevant and necessary and have made such other inquiries as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed that: (i) the Merger will be effected in accordance with the Merger Agreement, and as described in the Registration Statement; (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct, and complete and will remain true, correct, and complete at all times up to and including the Effective Time; and (iii) representations made by officers of IESI-BFC and WSI in letters dated the date hereof to us and counsel to IESI-BFC are true, correct and complete and will remain true, correct, and complete at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement and other relevant documents.  If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we hereby confirm that the statements set forth under the heading “Material United States Federal Income Tax Consequences” in the proxy statement/prospectus forming part of the Registration Statement constitute the opinion of Akin Gump Strauss Hauer & Feld, LLP.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States of America.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the discussion of this opinion in the proxy statement/prospectus forming part of the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld, LLP